BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: QUANTA, INC. Entity or Nevada Business Identification Number (NVID): E0193752016-3
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Please see attached Certificate of Designation of Series A Preferred Stock.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	DocuSigned by: X [signature] 2C31EE8FB801430 Signature of Officer Date: 04/14/2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

QUANTA, INC., A Nevada Corporation

A. Designation and Number. This series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), with a par value of $.001 per share, and the number of shares constituting the series shall be two million five hundred thousand (2,500,000), to be issued as whole shares.

B. Rank. The Series A Preferred Stock shall rank *pari passu* with the Company's common stock, par value $.001 per share (the "Common Stock") and junior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. For purposes of this Certificate of Designation, "Issuance Date" means, with respect to any share of the Company's capital stock, the date such share was originally issued by the Company regardless of the number of transfers of such share recorded on the stock records maintained by or for the Company and regardless of the number of certificates that may be issued to evidence such share.

C. Dividends. No dividends shall accrue or be payable on the Series A Preferred Stock.

D. Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock shall be entitled to cast for each share of Class A Preferred stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the shares of outstanding Common Stock and undesignated Preferred Stock and the denominator of which is number of shares of outstanding Class A Preferred Stock. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Class A Preferred Stock shall vote together with the holders of Common Stock as a single class.

E. General Provisions.

1. Registration of Transfer. The Company shall keep at its principal office or at the office of the transfer agent maintained for such purposes a register for the registration of the Series A Preferred Stock. Subject to applicable federal and state securities law restrictions, upon the surrender of any certificate representing Series A Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new

certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

2. Replacement. Upon receipt of an affidavit of the registered holder or other evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender of such certificate, the Company shall (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

3. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Preferred Stock to be signed in its name and on its behalf by its President to be effective as of April 13, 2020; and its President acknowledges that this Certificate of Designation of Series A Preferred Stock is the act of the Company, and he further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief and that this statement is made under penalties of perjury.

QUANTA, INC.,
a Nevada corporation

DocuSigned by:

By ______________________
2C31EEBEB801439

Name: Eric Rice

Title: CEO